Exhibit 10.21
SEPARATION AGREEMENT AND RELEASE

Matthew P. Moynahan (“Employee” or “You”) entered into an Amended and Restated Executive Employment Agreement with OneSpan North America, Inc. (the “Company”, and along with You, the “Parties”) dated February 27, 2023 (the “Employment Agreement”). Capitalized terms used but not defined in this Separation Agreement (the “Agreement”) have the meanings given to them in the Employment Agreement.
WHEREAS, you received written notice of the termination of your employment with the Company pursuant to Section 3.3 of the Employment Agreement;
WHEREAS, pursuant to Section 3.3 of the Employment Agreement, in the event the Company terminates your employment with the Company without Cause (as defined in the Employment Agreement), the Company shall pay you your Base Salary and provide the employee benefits under Section 2.4 of the Employment Agreement through the termination date;
WHEREAS, in addition, subject to the requirements set forth in Section 3.7 (Execution of Separation Agreement), Section 3.8 (Timing of Payments, Section 409A) and Section 3.9 (Excess Parachute Payments of the Employment Agreement; No Excise Tax Gross-Up) of the Employment Agreement, the Company will provide you with Severance Pay (as defined Section 3.3 of the Employment Agreement);
WHEREAS, Section 3.7 (Execution of Separation Agreement) provides that, as a condition of receiving the severance benefits described in Section 3.3 of the Employment Agreement, you must execute and return to the Company and not revoke any part of a general release and waiver of claims against the Company and its officers, directors, stockholders employees and affiliates with respect to Executive’s employment and other customary terms on a form provided by the Company on or around Executive’s date of termination (the “Release”); and
WHEREAS, this Separation Agreement is the Separation Agreement and Release (the “Agreement”) referenced in Section 3.7 of the Employment Agreement and includes a general release of claims and other customary terms in a form provided by the Company.
NOW, THEREFORE, you and the Company agree to the terms and conditions of this Agreement as set forth below:
1.Separation from Employment.

(a)     Your last day of employment with the Company was January 4, 2024 (the “Separation Date”). Following the Separation Date, you have not represented yourself as being an employee, officer, agent or representative of the Company for any purpose. As of your Separation Date, you shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and you shall not receive any benefits or payments from the Company, except as otherwise provided in this Agreement, under the terms of applicable benefits plans, or by law. Additionally, as of your Separation Date, you will no longer have authorization to incur any expenses on behalf of the Company.

(b)    Information about your benefits and right to continue or convert your insurance coverage, including your eligibility to extend your health benefits at your own cost under the federal law called COBRA, will be provided to you.

(c)     In accordance with Section 3.10 of the Employment Agreement (Removal from any Boards and Positions), the ending of your employment is an automatic resignation by you as of your Separation Date as a member of the Board of Directors of OneSpan Inc. and from any other director or officer positions you hold with the Company or its affiliates and any fiduciary positions with respect to the Company’s benefit plans.

2.Separation Benefits. As provided in Section 3.3 and Section 3.7 of the Employment Agreement, if you execute and return to the Company and do not revoke this Agreement within the time periods in Section 19 of this Agreement, then this Agreement will become effective on the date the revocation period of the Agreement expires without Executive revoking the Agreement (the “Release Effective Date”). Payment of the Severance Pay will begin (or be made, as applicable) in the first payroll whose cutoff date follows the Release Effective Date. Any obligation of the Company to provide the Severance Pay shall cease: (i) if you materially breached or breach your contractual obligations to the Company, including those set forth in Article IV or Article V of the Employment Agreement, or in this Agreement or (ii) if, within 90 days after your termination, the Company discovers facts and circumstances that would have justified a termination for Cause during the Employment Period. Subject to the requirements set forth in this Agreement and Section 3.7, Section 3.8 and Section 3.9 of the Employment Agreement, the Company will provide the following Severance Pay:

(a)An amount equal to 12 months of your current Base Salary, less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the 12 month period that begins on the first day immediately after the Release Effective Date;

(b)A payment of $600,000, less applicable withholdings, which represents your current annual incentive compensation target, payable in full with the first installment of the salary-based severance;

(c)Awards, if any under the Long-Term Incentive Plan shall be paid in accordance with the terms and conditions of the Long-Term Incentive Plan and applicable awards, as further set forth in Section 3 below; and

(d)subject to your timely election for continuation coverage under the
Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay your monthly COBRA premiums as part of your severance benefits until the earliest of (i) twelve (12) months following the date of termination (the “COBRA Continuation Benefit”) or (ii) the date Executive becomes eligible for group insurance coverage through a new employer. Thereafter, medical, dental and vision insurance coverage and health reimbursement account coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not your eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent you would be taxed on more than the amount of premiums, to you.

(e)although you did not earn any Bonus under the 2023 MIP, the Company will exercise its discretion to award you $60,000, less applicable withholdings (the “2023 MIP Payment”). For the avoidance of doubt, you are not entitled to any other bonus payments under the 2023 MIP or otherwise. The 2023 MIP Payment will be payable in full with the first installment of the salary-based severance.

3.Acknowledgment Regarding Equity Grants. With respect to the equity awards granted to you under the Company’s Long Term Incentive Plan, you agree and acknowledge that (i) 258,472 shares (before giving effect to the withholding of shares for tax purposes) subject to your equity awards are vested as of the Separation Date and (ii) in accordance with the terms of the applicable award agreements, all other shares subject to your equity awards remain unvested as of the Separation Date, and will therefore be forfeited effective upon the Separation Date (other than (x) as set forth in Exhibit A of the One-Time Special Grant Award Agreement for Performance-Based Restricted Stock Units under the OneSpan 2019 Omnibus Incentive Plan made as of November 29, 2021 (the “Performance Tail”) and (y) as set forth in Section 2(a) and Exhibit A of the Award Agreement For Performance-Based Restricted Stock Units under the OneSpan 2019 Omnibus Incentive Plan made as of February 23, 2023 (the “February 2023 PSU”).

4.General Release of Claims and Waiver of Damages.

(a)In consideration for the Severance Pay to be provided to you pursuant to Paragraph 2 above and other valuable consideration, and except as provided below, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, successors and assigns forever release and discharge the Company and any and all of the Company’s past and present parent companies, subsidiaries, affiliates, successors and assigns, and its and their respective past and present officers, directors, employees, shareholders, clients, customers, agents, attorneys, and employee benefit plans and their administrators and trustees, in their individual and official capacities (the “Released Parties”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date you sign this Agreement, including without limitation, to the following:

i.any and all claims arising from or related in any way to Employee’s employment, compensation, other terms and conditions of employment, or cessation of employment with OneSpan, including but not limited to bonus compensation under the 2023 Management Incentive Plan (except the 2023 MIP Payment subject to the terms of this Agreement) and any equity compensation not vested as of the Separation Date (other than the Performance Tail and the February 2023 PSU);

ii.all claims that were or could have been asserted by Employee or on Employee’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

iii.all claims that were or could have been asserted by Employee or on Employee’s behalf arising under any of the following laws, as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Pregnancy Discrimination Act of 1978, 42 U.S.C. § 2000e et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the False Claims Act, 31 U.S.C. § 3729 et seq., 38 U.S.C. § 4301 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. all as amended; the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D; the Illinois Human Rights Act, 775 Ill. Comp. Stat. 5/1-101 et seq., the Illinois Equal Wage Act, 820 Ill. Comp. Stat. 110/1 et seq., the Illinois Equal Pay Act of 2003, 820 Ill. Comp. Stat. 112/1 et seq., 820 Ill. Comp. Stat. 105/4(b) (Illinois equal pay law), the Illinois Wages of Women and Minors Act, 820 Ill. Comp. Stat. 125/0.01 et seq., the Illinois Wage Payment and Collection Act, 820 Ill. Comp. Stat. 115/1 et seq., the Illinois Employee Sick Leave Act, 820 Ill. Comp.

Stat. 191/1 et seq., the Illinois School Visitation Rights Act, 820 Ill. Comp. Stat. 147/1 et seq., the Illinois Family Military Leave Act, 820 Ill. Comp. Stat. 151/1 et seq., the Illinois Right to Privacy in the Workplace Act, 820 Ill. Comp. Stat. 55/1, and the Illinois Whistleblower Act, 740 Ill. Comp. Stat. 174/1 et seq., and any other federal, state or local statute, regulation and/or ordinance.

You acknowledge and agree that the Severance Pay represents full and final settlement and resolution of any all claims that you may have against any of the Released Parties and/or any disputes that may exist between you and any of the Released Parties.

5.Claims Not Released. You are not releasing claims arising after you sign this Agreement; claims to enforce of this Agreement; any rights or claims you may have to workers’ compensation or unemployment benefits; claims for accrued, vested benefits under any employee retirement plan of the Company or for reimbursement under any group health or disability plan in which you participated in accordance with the terms of such plans and applicable law; and/or any claims or rights which cannot be waived by law.

6.Acknowledgements. Employee acknowledges, represents and warrants each of the following:

(a)Other than the Severance Pay offered as consideration for this Agreement (which Employee is not entitled to unless and until Employee complies with Section 3.7 of the Employment Agreement) and the potential equity compensation under the Performance Tail and the February 2023 PSU, the Company has paid or provided all compensation, salary, wages, bonuses, and any and all other benefits and compensation due to Employee.

(b)Employee has no known workplace injury or occupational disease and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or other applicable leave laws. To the extent Employee took any such leave or requested a reasonable accommodation as defined by applicable law, the Company provided Employee the full range of leave benefits and/or appropriately responded to Employee’s accommodation request;

(c)Employee acknowledges and agrees that effective as of the Separation Date (or such later date designated in the applicable plan documents), except for rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or as otherwise provided by applicable law, Employee ceased to be eligible to participate in or receive benefits under any benefit plans or programs, including, without limitation, medical, dental and vision insurance plans, life insurance plans, short and long-term disability plans, 401(k) plans and any other benefit plans, sponsored or maintained by the Company or any of the other Released Parties; and

(d)Employee acknowledges and agrees that the preceding information is factually accurate as to Employee and may be used as a sworn statement of fact in any proceeding between Employee and the Company.

7.No Re-hire. Employee acknowledges and agrees that effective as of the Separation Date, Employee will cease to hold any position with the Company or its affiliates. Employee also acknowledges and agrees that Employee shall have no present or future right to employment with the Company and Employee agrees to not seek employment with the Company or its affiliates in the future.

8.Restrictive Covenants and Post-Termination Obligations. Subject to the Section 9 of this Agreement, Employee acknowledges and reaffirms Employee’s obligations to comply with all terms and conditions of the “Restrictive Covenant Agreements” (consisting of the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement between you and the Company, executed on February 28, 2023) and Article 5 of the Employment Agreement, all of which are incorporated by reference into this Agreement.

9.Reservation of Rights. Nothing in this Agreement, any other agreement, any Company policy or otherwise, prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this Agreement, any other agreement any Company policy or otherwise shall be construed to prevent or limit Employee from (i) responding timely and truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency (“Government Agency”) including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or (iv) requesting or receiving confidential legal advice. Prior authorization of the Company shall not be required to make any reports or disclosures under this Paragraph 9 and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nevertheless, Employee acknowledges and agrees that by virtue of the Release set forth in Paragraph 4 above, Employee has waived any relief available to Employee (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, except as set forth herein, Employee agrees that Employee will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Government Agency) with respect to any claim or right waived in this Agreement. This Agreement does not, however, waive or release or impact an Employee’s right to receive a monetary award from the SEC, CFTC or any other Government Agency for information provided to the SEC or CFTC or other Government Agency. Any provision of any agreement or Company policy that is inconsistent with the language in this Section 9 will be deemed invalid and will not be enforced by the Company.

10.Return of Company Property. Employee agrees to return all Company property to the Company as required by Section 5.1 of the Employment Agreement, provided the Company will work cooperatively to assist Employee in transferring his purely personal electronic information from his Company laptop. Employee further acknowledges and agrees that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in Paragraph 2 above unless and until Employee has satisfied all Employee’s obligations pursuant to this paragraph.

11.Warranties. Employee also represents and warrants that Employee is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to Employee’s employment with the Company or the cessation of Employee’s employment that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that Employee has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein.

12.No Admission of Wrongdoing. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

13.Entire Agreement — Other Agreements. This Agreement sets forth the full terms of the separation arrangement between Employee and the Company and supersedes any prior oral or written understanding or any prior draft or version of the Separation Agreement and Release. This Agreement supersedes the Employment Agreement, other than as provided in Sections 3.8-3.10 and Articles 4 through 6 thereof, which are incorporated by referenced herein. In connection therewith, Employee acknowledges and agrees that Employee remains bound by, and agrees to comply fully with, the Restrictive Covenant Agreements and the post-termination obligations set forth in Article 5 of the Employment Agreement.

14.Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

15.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.Applicable Law. This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of laws thereof.

17.Voluntary Assent. Employee affirms that no other promises or agreements of any kind have been made to or with Employee by any person or entity whatsoever to cause Employee to sign this Agreement, and that Employee fully understands the meaning and intent of this Agreement.

18.Counterparts. This Agreement may be executed by means of electronic signature or in any number of counterparts, where all such counterparts taken together will be deemed to constitute one and the same instrument. A signed or e-signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed Agreement.

19.Acceptance and Release Effective Date.

(a)You are being provided at least twenty-one (21) days from receipt of this Agreement to consider it. You must not sign it before close of business on the Separation Date nor will it be effective if you have not signed it by the later of the close of business on the first day following the Separation Date and twenty-one (21) days after receipt. The Parties agree that any changes to this Agreement do not restart the Consideration Period and that, to accept this Agreement, you must execute this Agreement on or before February 7, 2024. You have seven (7) business days to revoke and rescind this Agreement (the “Revocation Period”) by giving notice in writing of such revocation to Lara Mataac at lara.mataac@onespan.com. This Agreement shall not become effective until the day after the Revocation Period, provided you do not revoke during the Revocation Period (“Release Effective Date”). You are advised to consult with an attorney before signing this Agreement and, in fact, you have been represented by counsel. In the event that you do not sign, or if you revoke this Agreement, this Agreement will be null and void and you will not be entitled to receive the Severance Pay and benefits referred to in Paragraph 2.

(b)You may accept this Agreement by signing it and delivering it to Lara Mataac at lara.mataac@onespan.com in the time period specified above. This Agreement will not be effective or accepted if modified by you unilaterally without the express written consent/agreement of the Company.

20.Final Acknowledgments. By signing below, you acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider the terms of this Agreement, for up to twenty-one (21) calendar days; (c) are hereby advised by the Company to consult with an attorney of your choice before signing this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

[Signature Page Follows]

[Signature Page to Separation Agreement and Release]

So Agreed:

Matthew P. Moynahan	OneSpan North America Inc.
/s/ Matthew P. Moynahan Employee Signature Date: February 7, 2024	/s/ Lara Mataac By: Lara Mataac Its: General Counsel Date: February 7, 2024
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